EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT (the "Extension Agreement") is made effective as of the 14th day of January, 2006, by and among NorPac Technologies, Inc. (“NorPac”), and Balsam Ventures, Inc. (“Balsam”).

WHEREAS:

A. NorPac and Balsam entered into an exclusive license agreement dated as of November 30, 2003, (the "License Agreement"), wherein NorPac agreed to grant, subject to the fulfillment of certain conditions, for a period of 40 years, to use, commercialize and exploit NorPac’s proprietary trademarks, patents, process information, technical information, designs and drawings associated with NorPac’s self-chilling beverage container technology (the "Technology") in consideration of which Balsam agreed, among other things, to pay NorPac minimum royalties of $5,000 per month on the 15th day of each month commencing on January 15, 2006 (the “Minimum Royalty Commencement Date”).

B. NorPac and Balsam mutually desire to extend the Minimum Royalty Commencement Date set out in Section 4.3 to the License Agreement upon the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises contained herein and for other good and valuable consideration, the parties agree as follows:

1.	Extension of Minimum Royalty Commencement Date. Section 4.3 of the License Agreement is hereby revised to read as follows:

“Notwithstanding that there may be no Gross Profits or Gross License Revenues the Licensee shall pay minimum royalties to the Licensor on the 15th day of each month commencing on January 15, 2007 of $5,000 per month, which minimum royalty payments shall be credited to any royalties that may become payable in the fiscal quarter in which they are paid.”

2.	Grant of Extension. In consideration of the grant of the extension of the Minimum Royalty Commencement Date, Balsam agrees to:

	(a)	issue 500,000 shares of its common stock (the “Balsam Shares”) to NorPac; and

	(b)	pay US$20,000 to NorPac on or before January 31, 2006.

3.

Issuance of Balsam Shares. The Balsam Shares to be issued pursuant to this Extension Agreement will be “restricted shares”, as contemplated under United States Securities Act of 1933, and the certificates representing the Balsam Shares will be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED

FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE ACT OR ARE EXEMPT FROM SUCH REGISTRATION.”

4.	No Other Modification. The parties confirm that the terms, covenants and conditions of the License Agreement remain unchanged and in full force and effect, except as modified by this Agreement.

5.	Headings. The headings of the various sections of this Extension Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Extension Agreement.

6.

Counterparts. This Extension Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

7.

Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

8.

Equal Participation in Drafting. The parties have equally participated in the drafting of the Extension Agreement, each having had the opportunity to be independently represented by counsel. Balsam acknowledges that O’Neill Law Group PLLC have acted solely for NorPac in connection with the preparation, negotiation and execution of this Extension Agreement and Balsam has been advised to obtain the advice of independent legal counsel in entering into this Extension Agreement.

9.	Entire Agreement. This Extension Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Extension Agreement as of the date first written above.

NORPAC TECHNOLOGIES, INC.	BALSAM VENTURES, INC.
by its authorized signatory:	by its authorized signatory:

/s/ Bruce T. Leitch	/s/ John Boschert
Signature of Authorized Signatory	Signature of Authorized Signatory

Bruce T. Leitch	John Boschert
Name of Authorized Signatory	Name of Authorized Signatory

President	President
Position of Authorized Signatory	Position of Authorized Signatory